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                                  EXHIBIT (11)

                  THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
                  ---------------------------------------------

                        COMPUTATION OF EARNINGS PER SHARE
                        ---------------------------------

Amounts in Millions, Except per Share Amounts
                                                                   Three Months Ended              Nine Months Ended
                                                                        March 31                        March 31
                                                                  2002            2001            2002            2001
                                                              -------------   -------------   -------------   -------------
BASIC NET EARNINGS PER SHARE
----------------------------
Net earnings                                                       $ 1,039           $ 893         $ 3,442         $ 3,242
Deduct preferred stock dividends                                        31              30              94              91
                                                              -------------   -------------   -------------   -------------
Net earnings applicable to common stock                            $ 1,008           $ 863         $ 3,348         $ 3,151
                                                              =============   =============   =============   =============

Average number of common shares outstanding                        1,297.9         1,298.4         1,296.4         1,301.9
                                                              =============   =============   =============   =============

Basic net earnings per share                                        $ 0.78          $ 0.66          $ 2.58          $ 2.42
                                                              =============   =============   =============   =============

DILUTED NET EARNINGS PER SHARE
------------------------------
Net earnings                                                       $ 1,039           $ 893         $ 3,442         $ 3,242
Deduct differential - preferred
      vs. common dividends                                               3               4               9              11
                                                              -------------   -------------   -------------   -------------
Net earnings applicable to common stock                            $ 1,036           $ 889         $ 3,433         $ 3,231
                                                              =============   =============   =============   =============

Average number of common shares outstanding                        1,297.9         1,298.4         1,296.4         1,301.9
Add potential effect of:
      Exercise of options                                             19.6            14.8            16.8            14.2
      Conversion of preferred stock                                   88.2            91.7            89.3            92.2
                                                              -------------   -------------   -------------   -------------
Average number of common shares
      outstanding, assuming dilution                               1,405.7         1,404.9         1,402.5         1,408.3
                                                              =============   =============   =============   =============

Diluted net earnings per share                                      $ 0.74          $ 0.63          $ 2.45          $ 2.29
                                                              =============   =============   =============   =============
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